Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

(Investor Relations)	(Corporate Press)
Henry A. Diamond	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
Take-Two Interactive Software, Inc.	Take-Two Interactive Software, Inc.
(646) 536-3005	(646) 536-2983
Henry.Diamond@take2games.com	Alan.Lewis@take2games.com

Grand Theft Auto V® Retail Sales Exceed $800 Million Worldwide During First Day of Launch

First 24 hour sales highest in history of Take-Two Interactive Software and Grand Theft Auto Series

New York, NY — September 18, 2013 — Take-Two Interactive Software, Inc. (NASDAQ: TTWO) today announced that Grand Theft Auto V delivered the highest first day retail sales of any title in the history of the Company and the Grand Theft Auto series.  Launched on September 17 for the PlayStation®3 computer entertainment system and the Xbox 360® video game and entertainment system from Microsoft, the title has already received widespread critical acclaim and achieved first day sell-through of more than $800 million worldwide, excluding the upcoming launch in Japan and Brazil, according to Company estimates.

“All of us at Take-Two are thrilled with the initial response to Grand Theft Auto V.  Once again, the team at Rockstar Games have outdone themselves, setting the entertainment industry’s new standard for creativity, innovation and excellence,” said Strauss Zelnick, Chairman and CEO of Take-Two.  “Beginning at midnight on Monday, consumers around the world gathered in anticipation to be among the first to experience the evolution of this remarkable series.  In North America alone, more than 8,300 stores opened their doors at midnight to welcome fans whose loyalty and enthusiasm were rewarded with what The New York Times called ‘the most immersive spectacle in interactive entertainment’.  We are incredibly proud of Rockstar Games’ creative achievement and could not be more pleased with the success of this launch.”

Following are samples of early reviews:

“No other world in video games comes close to this in size or scope, and there is sharp intelligence behind its sense of humor and gift for mayhem. It tells a compelling, unpredictable, and provocative story without ever letting it get in the way of your own self-directed adventures through San Andreas. It is one of the very best video games ever made.” — IGN, 10/10

“It’s a remarkable achievement, a peerless marriage of world design, storytelling and mechanics that pushes these ageing consoles to the limit and makes it all look easy. As we stand on the brink of a new generation, GTA V sends an intimidating message to the rest of the industry. Beat that.” - Edge, 10/10

“You’ve never seen a game world as thoroughly realized…as irresistible to play as it is to admire.” — Time, 5/5

“GTA V is the culmination of everything we love about the series:  It’s big, it’s pretty, and most importantly it’s just nonstop fun.” — Guardian UK, 100%

“One of the pinnacle achievements this generation of games has offered.” — CNET

Developed by series creator Rockstar North, Grand Theft Auto V is currently available for the PlayStation®3 computer entertainment system and the Xbox 360® video game and entertainment system from Microsoft. The title is rated “M” for Mature by the ESRB.

Grand Theft Auto V also includes access to Grand Theft Auto Online, the revolutionary new open world online game launching October 1, 2013 that comes free with every copy of Grand Theft Auto V.

For more information about Grand Theft Auto V and Grand Theft Auto Online, please visit www.rockstargames.com/V.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, marketer and publisher of interactive entertainment for consumers around the globe.  The Company develops and publishes products through its two wholly-owned labels Rockstar Games and 2K.  Our products are designed for console systems, handheld gaming systems and personal computers, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms and cloud streaming services.  The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO.  For more corporate and product information please visit our website at http://www.take2games.com.

“PlayStation” is a registered trademark of Sony Computer Entertainment.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance.  Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current and next-generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our ability to raise capital if needed and risks associated with international operations.  Other important factors and information are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, in the section entitled “Risk Factors,” the Company’s Quarterly Report on

Form 10-Q for the fiscal quarter ended June 30, 2013, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com.  All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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